FOR IMMEDIATE RELEASE	Contact:	Douglas Barton
	Phone:	717-721-5267

ENB Financial Corp Reports First Quarter 2026 Results

(April 24, 2026) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the first quarter of 2026 of $4,024,000 a $292,000, or a 6.8% decrease, from the $4,316,000 earned during the first quarter of 2025. Basic and diluted earnings per share for the first quarter of 2026 were $0.71 compared to $0.76 for the same period in 2025.

On February 1, 2026, the Corporation completed its acquisition of Cecil Bancorp (“Cecil”), which impacted the Corporation’s balance sheet and earnings for 2026. The fair value of the net assets acquired totaled $24,617,000, including net loans of $147,400,000 and deposits of $186,384,000. Included in net income was $1,866,000 of merger and conversion-related expenses, net of taxes, for the three months ended March 31, 2026. Net income, adjusted for the merger and conversion-related charges, was $5,890,000, and basic and diluted earnings per share totaled $1.03.

The Corporation’s net interest income (NII) increased by $2,152,000, or 12.8%, for the three months ended March 31, 2026, compared to the same period in 2025. Interest income on loans increased by $3,089,000, or 16.0%, which was favorably impacted by the addition of Cecil’s loans. Interest income on securities decreased by $884,000, or 15.4%, for the three months ended March 31, 2026, compared to the same period in 2025, due to both lower rates earned on securities as well as lower average balances. Interest expense on deposits declined, despite the addition of Cecil’s deposits, due to lower market interest rates and management’s strategy to lower the cost of funds, including pricing decisions and calling certain brokered deposits. Interest expense on borrowings increased principally due to higher levels of subordinated debt, with newly issued subordinated debt at a rate higher than previous issuances.

The Corporation recorded a release of provision for credit losses of $22,000 in the first quarter of 2026, compared to a provision expense of $486,000 in the first quarter of 2025. The provision release recorded in 2026 was primarily related to favorable charge-off history, declines in the legacy Ephrata National Bank and acquired Cecil loan portfolios, offset by increased economic uncertainty considerations. The allowance for credit losses (ACL) as a percentage of total loans was 1.15% as of March 31, 2026, 1.11% as of December 31, 2025, and 1.15% as of March 31, 2025. The March 31, 2026 ACL balance includes an allowance for the loans acquired through the Cecil acquisition.

Noninterest income increased by $1,053,000, or 31.7%, for the first quarter of 2026 compared to the first quarter in the prior year. Additional customers and accounts from the Cecil acquisition contributed to the growth in service fees and commissions. Trust and investment services income increased $193,000, or 22.3%, due to increased estate fees and additional wealth management accounts. The Corporation recorded a gain on security transactions of $32,000 for the first quarter of 2026, compared to a loss of $333,000 the first quarter of the prior year. Losses on security transactions in 2025 were due to strategic sales of investment securities to fund higher yielding loan growth. Gains on the sale of mortgages increased by $73,000, or 16.6%, for the first quarter of 2026 compared to the same period in 2025, due to higher premiums earned on loans sold with servicing released and continued sales of permanent financing for construction loans originated in the prior year. Bank owned life insurance income increased $133,000, or 49.1%, in the first quarter of 2026 compared to 2025, as death benefits were received related to two former directors.

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ENB FINANCIAL CORP

Total operating expenses increased by $3,965,000, or 27.7%, for the three months ended March 31, 2026, compared to the same period in 2025. The acquisition of Cecil led to increased operating expenses as four additional branches in Cecil County Maryland were added to the Corporation’s retail network and incremental costs of maintaining two operating systems were required. The acquisition also resulted in merger and conversion-related expenses of $2,157,000 for the three months ended March 31, 2026, as we incurred professional services to complete the merger and employee severance payments were processed. The Corporation anticipates converting the former Cecil operating system to a unified platform in June 2026. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $1,257,000, or 15.2%, compared to the first quarter of 2025. In addition to increased expense associated with staffing four branches and maintaining two operating systems, merit increases and higher medical insurance costs contributed to the increase.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the first quarter of 2026 decreased to 0.70% and 9.92%, respectively, from 0.80% and 13.03% for the first quarter of 2025. The declines in both ratios were primarily attributed to the non-recurring merger and conversion-related expenses’ impact on net income.

As of March 31, 2026, the Corporation had total assets of $2.42 billion, up 9.2%; gross loans of $1.65 billion, up 14.2%; total deposits of $2.07 billion, up 9.1%; and total stockholders’ equity of $163.4 million, up 20.7%, from balances at March 31, 2025.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from eighteen full-service locations in Lancaster County, southeastern Lebanon County, southern Berks County, Pennsylvania and Cecil County, Maryland with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

The review period for subsequent events extends up to and includes the filing date of the Corporation’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this earnings release is subject to change.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

				Percent Change
	Mar 31,	Dec 31,	Mar 31,	Mar 31, 2026 vs
Balance Sheet	2026	2025	2025	Dec 31, 2025	Mar 31, 2025

Securities	$573,634	$588,949	$605,259	-2.6%	-5.2%
Total loans held for investment	1,647,855	1,515,745	1,443,462	8.7	14.2
Allowance for credit losses	18,981	16,886	16,537	12.4	14.8
Total assets	2,424,338	2,257,727	2,220,977	7.4	9.2
Deposits	2,066,348	1,873,361	1,893,487	10.3	9.1
Total borrowings	181,512	209,251	179,078	-13.3	1.4
Stockholders' equity	163,387	161,054	135,376	1.4	20.7

	Three Months Ended
Income Statement	March 31,
	2026	2025

Net interest income	$18,929	$16,777
(Release)/provision for credit losses	(22)	486
Noninterest income	4,379	3,326
Noninterest expense	18,284	14,319
Income before taxes	5,046	5,298
Provision for income taxes	1,022	982
Net income	4,024	4,316

Per Share Data
Earnings per share	0.71	0.76
Dividends per share	0.18	0.18

Earnings Ratios
Return on average assets (ROA)	0.70%	0.80%
Return on average stockholders equity (ROE)	9.92%	13.03%
Net Interest margin	3.35%	3.13%
Efficiency ratio	77.96%	70.90%

ENB FINANCIAL CORP

Supplemental Reporting of Non-GAAP measures

Management believes providing certain “non-GAAP” financial information will assist readers in their understanding of the effect on recent financial results from non-recurring charges and the impact of intangible assets on our book value per share that resulted from our recent acquisition of Cecil.

Tangible book value per common share and impact of the merger and conversion-related expenses on net income and associated ratios, as used by the Corporation in this supplemental reporting presentation, are determined by methods other than those in accordance with generally accepted accounting principles (“GAAP”). While the Corporation’s management believes this information is a useful supplement to the GAAP-based measures reported, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP-based measure (amounts in thousands, except per share data):

	March 31,	December 31,
	2026	2025
	$	$
Tangible Book Value per Common Share
Stockholders' equity (most directly comparable GAAP-based measure)	163,387	161,054
Less: Goodwill	6,712	—
Core deposit intangible	2,663	—
Related tax effect	(586)	—
Total	8,789
Tangible common equity (non-GAAP)	154,598	161,054

Common shares outstanding	5,703	5,693

Book value per share (most directly comparable GAAP-based measure)	28.65	28.29
Intangible assets per share	1.54	—
Tangible book value per share (non-GAAP)	27.11	28.29

ENB FINANCIAL CORP

	March 31,	March 31,
	2026	2025
	$	$
Adjusted Net Income and Adjusted Diluted Earnings Per Share
Net income (most directly comparable GAAP-based measure)	4,024	4,316
Plus: Merger and conversion related expenses	2,157	—
Less: Related tax effect	(291)
Adjusted net income (non-GAAP)	5,890	4,316

Weighted average diluted shares outstanding	5,696	5,657

Diluted earnings per share (most directly comparable GAAP-based measure)	0.71	0.76
Diluted earnings per share, adjusted (non-GAAP)	1.03	0.76

Efficiency ratio
Operating expenses (most directly comparable GAAP-based measure)	18,284	14,319
Less: Merger and conversion-related expenses	(2,157)	—
Adjusted operating expenses	16,127	14,319
Net interest income on a tax-equivalent basis	19,074	16,884
Other operating income (most directly comparable GAAP-based measure)	4,379	3,326
Total revenues	23,453	20,210
Less: Realized gains (losses) on sales of securities	1	(283)
Total revenues, as adjusted	23,452	20,493
Efficiency ratio on GAAP basis (most directly comparable GAAP based measure)	78.0%	70.9%
Efficiency ratio, as adjusted	68.8%	69.9%

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